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                          HERITAGE AFFILIATE'S LETTER


                               January 14, 1998



Gentlemen:

     I have been advised that as of the date hereof I may be deemed to be an "affiliate" of Heritage Financial Services, Inc., an Illinois corporation ("Heritage"), as the term "affiliate" is defined for purposes of paragraphs (c) and (d) of Rule 145 of the Rules and Regulations of the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Act"). Pursuant to the terms of the Agreement and Plan of Merger, dated as of January 14, 1998, by and between First Midwest Bancorp, Inc., a Delaware corporation ("Acquiror"), First Midwest Acquisition Corporation, an Illinois corporation ("Acquisition Corp"), and Heritage (the "Agreement"), Heritage will be merged (the "Merger") with and into Acquisition Corp.

     As used herein, "Heritage Common Stock" means the Common Stock, no par value per share, of Heritage and "Acquiror Common Stock" means the Common Stock, par value $.01 per share, of Acquiror.

     I represent, warrant, and covenant to the Acquiror that in the event I receive any Acquiror Common Stock as a result of the Merger:

     A. I shall not make any sale, transfer, or other disposition of any Acquiror Common Stock acquired by me in the Merger in violation of the Act or the Rules and Regulations of the Commission.

     B. I have carefully read this letter and the Agreement and discussed their requirements and other applicable limitations upon my ability to sell, transfer, or otherwise dispose of shares of Acquiror Common Stock, to the extent I felt necessary, with my counsel or counsel for Heritage.

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     C.   I have been advised that the issuance of Acquiror Common Stock to me pursuant to the Merger has been or will be registered with the Commission under the Act on a Registration Statement on Form S-4. However, I have also been advised that, because at the time the Merger will be submitted for a vote of the shareholders of Heritage, I may be deemed to be an affiliate of Heritage, the distribution by me of any Acquiror Common Stock acquired by me in the Merger will not be registered under the Act and that I may not sell, transfer, or otherwise dispose of any shares of Acquiror Common Stock acquired by me in the Merger unless (i) such sale, transfer, or other disposition has been registered under the Act, (ii) such sale, transfer, or other disposition is made in conformity with sales volume and other limitations set forth in Rule 145 promulgated by the Commission under the Act, or (iii) in the opinion of counsel reasonably acceptable to Acquiror, such sale, transfer, or other disposition is otherwise exempt from registration under the Act.

     D. I understand that Acquiror is under no obligation to register under the Act the sale, transfer, or other disposition by me or on my behalf of any Acquiror Common Stock acquired by me in the Merger or to take any other action necessary in order to make an exemption from such registration available.

     E. I also understand that stop transfer instructions will be given to Acquiror's transfer agents with respect to Acquiror Common Stock and that there will be placed on the certificates for the Acquiror Common Stock acquired by me in the Merger, or any substitutions therefor, a legend stating in substance:

               "The shares represented by this certificate were issued in a transaction to which Rule 145 promulgated under the Securities Act of 1933 applies. The shares represented by this certificate may only be transferred in accordance with the terms of an agreement, dated January 13, 1998, between the registered holder hereof and the Issuer, a copy of which agreement will be mailed to the holder hereof without charge within five days after receipt of a written request therefor."

     F. I also understand that unless the transfer by me of my Acquiror Common Stock has been registered under the Act or is a sale made in conformity with the provisions of Rule 145, Acquiror reserves the right to put the following legend on the certificates issued to my transferee:

               "The shares represented by this certificate have not been registered under the Securities Act of 1933 and were acquired from a person who received such shares in a transaction to which Rule 145 promulgated under the Securities Act of 1933 applies. The shares may not be sold, pledged or otherwise transferred except in accordance with an exemption from the registration requirements of the Securities Act of 1933."

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     G.   I also understand that I may not sell or otherwise reduce my risk relative to any shares of Heritage Common Stock or shares of Acquiror Common Stock during the period of thirty (30) days prior to the Merger and that, subsequent to the Merger, I may not sell or otherwise reduce my risk relative to any shares of Acquiror Common Stock until such time as financial results of Acquiror covering at least thirty (30) days of post-Merger combined operations, including Acquiror and Heritage, have been published.

     It is understood and agreed that the legends set forth in Paragraph E and F above shall be removed by delivery of substitute certificates without such legend if the undersigned shall have delivered to Acquiror a copy of a letter from the staff of the Commission, or an opinion of counsel in form and substance reasonably satisfactory to Acquiror, to the effect that such legend is not required for purposes of the Act.


                                    Very truly yours


                                    By: __________________________________


Accepted this 14th day of
January, 1998.


First Midwest Bancorp, Inc.
by:    DONALD J. SWISTOWICZ
       --------------------
              Name

Executive Vice President
         Title